GSV Capital Corp. Announces Management Transitions

WOODSIDE, Calif., June 20, 2014 (GLOBE NEWSWIRE) -- GSV Capital Corp., ("GSV"), (Nasdaq:GSVC), today announced that William Tanona was appointed GSV’s Chief Financial Officer, Treasurer and Secretary and Carl Rizzo was named Chief Compliance Officer, both appointments are effective June 18, 2014. Stephen Bard has resigned as the company’s Chief Financial Officer, Treasurer, Secretary and Chief Compliance Officer and will assist in an advisory capacity to ensure a smooth transition to his successors.

“I want to thank Steve for his leadership during our formative years at GSV Capital and wish him best in his new endeavors” said Michael Moe, GSV’s Chief Executive Officer of GSV Asset Management. “Bill Tanona is a highly regarded financial executive with nearly two decades of Wall Street experience primarily in the financial services sector. Carl Rizzo is an experienced asset management compliance attorney and consultant. We are confident that Bill and Carl will be tremendous assets for GSV Capital as we move forward.”

William Tanona was most recently a managing director at Fortress Investment Group. Prior to joining Fortress in 2011, Mr. Tanona was at UBS AG from 2010 – 2011 and has spent over a decade at various global investment banks including Goldman Sachs and JPMorgan as an equity research analyst covering financial institutions. Mr. Tanona graduated from Villanova University’s School of Business with an Accounting major. Mr. Tanona has been awarded the Chartered Financial Analyst (CFA) designation.

Carl Rizzo has served as a Director at Alaric Compliance Services LLC since April 2011 and will perform his functions as the Company’s Chief Compliance Officer under the terms of an agreement between the Company and Alaric Compliance Services LLC. Before joining Alaric, Rizzo served as a Vice President at Steelbridge Compliance LLC. From 2009 to late 2010, he was self-employed as an independent investment management regulatory compliance consultant. From 2006 – 2009, Rizzo served as Senior Principal Consultant with ACA Compliance Group, a regulatory compliance consulting firm. Prior to that, he was the Assistant General Counsel at Bank of America Corp. Rizzo began his compliance career serving as Senior and Special Counsel on the staff of the SEC's Division of Investment Management. He holds a Masters of Law degree in federal securities regulation from Georgetown University.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

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